Exhibit 10.1

Standby Letter of Credit Agreement
(Uncommitted)
October 3, 2024
To induce Nordea Bank Abp, New York Branch (“Nordea”) (and/or any of its branches or affiliates, subject to the reasonable approval of Nordea and the Applicants (as defined below), to issue one or more standby letters of credit (as may be amended from time to time, each a “Credit” and collectively, the “Credits”) (such issuers of a Credit, individually and collectively, “Bank”) at the request of Renaissance Reinsurance Ltd., a Bermuda company (“RRL”), RenaissanceRe Europe AG, a Swiss corporation (Aktiengesellschaft) (“RREAG”) or any other entity identified by the Guarantor (as defined below) to Nordea as an Applicant (as hereinafter defined), subject to the reasonable approval of Bank pursuant to Section 29 (such entity, collectively with RRL and RREAG, “Applicants” and, individually, an “Applicant”) and for the account of the Applicant named in the Application (as defined below), Applicants and RenaissanceRe Holdings Ltd., a Bermuda company (“Guarantor”), agree that the following terms and conditions of this Standby Letter of Credit Agreement (this “Agreement”) shall apply to each Credit:
1.Definitions. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):
“Anti-Corruption Laws” means the Foreign Corrupt Practices Act and all other federal or state laws, rules, and regulations of the United States and any national laws, rules and regulations of any foreign country, in each case applicable to Guarantor and its Subsidiaries concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which any Credit Party is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Application” has the meaning specified in Section 2(a).
“Approved Currencies” means U.S. dollars, euros, British sterling, Hong Kong dollars, Japanese yen, Australian dollars, New Zealand dollars, Canadian dollars and any other currency which the Applicants may designate as such from time to time subject to the prior written consent of Bank. Approved Currencies will exclude any currency which Nordea has notified the Guarantor and the Applicants is no longer an Approved Currency.
“Availability Period” has the meaning specified in Section 2(a).
“Bankruptcy Law” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended, modified, succeeded or replaced from time to time, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or any state thereof, Bermuda, Switzerland, the United Kingdom or any other foreign or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are authorized or required to close (a) when used in respect of Bank’s obligation under a Credit, at the place (“Bank Location”) where Bank is obligated to honor a presentation or otherwise act under such Credit and (b) in all other cases, at the Bank Location or in New York, New York, Hamilton, Bermuda, London, England, or Zurich, Switzerland, as applicable.
“Change in Control” means (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Guarantor occurs; (b) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), is or becomes, directly or indirectly, the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of securities of the Guarantor that represent 51% or more of the combined voting power of the Guarantor’s then outstanding securities; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Guarantor (together with any new directors whose nomination by or appointment to the Board of Directors or whose nomination by the stockholders of the Guarantor was approved by a vote of the directors of the Guarantor then still in office who are either directors at the beginning of such period or whose election or nomination for election was previously approved by the Board of Directors) cease for any reason to constitute a majority of the Guarantor’s Board of Directors then in office.

“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application by any.
Governmental Authority of any law, rule, regulation or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. federal or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Closing Date” means October 3, 2024.
“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.
“Collateral Account” has the meaning specified in Section 14(c).
“Credit Documents” means, collectively, this Agreement, the Fee Letter, the Applications and the Credits.
“Credit Parties” means each Applicant and Guarantor, and “Credit Party” means any of them.
“Credits” has the meaning specified in the first paragraph of this Agreement.
“Default” means any condition or event, which, after notice or lapse of time or both, would constitute an Event of Default.
“Designated Person” means any Person listed on a Sanctions List or otherwise the subject or target of any Sanction.
“Draw Date” has the meaning specified in Section 3(a)(i).
“Drawn Credit” means any Credit that was issued and has been drawn by the beneficiary thereof.
“Due Date” has the meaning specified in Section 3(a)(i).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an

EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Applicant within the meaning of (A) Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) or (B) Section 4001 of ERISA.
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Applicant or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Applicant or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan under Section 4041 of ERISA, the treatment of a Pension Plan amendment as a termination under Section 4041, any Applicant’s or any ERISA Affiliate’s receipt of notice that a Multiemployer Plan amendment is treated as a termination under Section 4041A of ERISA, or any Applicant’s or any ERISA Affiliate’s receipt of notice from the PBGC of the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which is reasonably expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or, to the knowledge of any Applicant or an ERISA Affiliate, any Multiemployer Plan; (f) any Applicant’s or an ERISA Affiliate’s receipt of notice of the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Applicant or any ERISA Affiliate.

“Excluded Entity” means any of the following (a) any Person in which Guarantor and/or its Subsidiaries, individually or in the aggregate, own, directly or indirectly, equity interests entitled to not more than 50% of the profits thereof, (b) any Person created for the purpose of issuing securities to support specified insurance or reinsurance obligations or other liabilities of Guarantor or any of its Subsidiaries and (c) any cell of a protected cell company or substantially similar entity which operates under applicable Law as a single legal entity that is legally protected from the liabilities of Guarantor’s and its Subsidiaries’ other accounts.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to Bank or required to be withheld or deducted from a payment to Bank, (a) Taxes imposed on or measured by net income (however denominated), and franchise Taxes, by the jurisdiction (or any political subdivision thereof) under the laws of which Bank is organized, in which its principal office or lending office is located, or from which it is transacting; (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction described in clause (a); (c) Taxes imposed or measured by net income (however denominated), and franchise Taxes imposed as a result of a present or former connection between Bank and the jurisdiction imposing such Tax (other than connections solely arising from Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Credit Document); (d) in the case of (i) Bank, any withholding Tax imposed on amounts payable to or for the account of Bank with respect to any Credit Document pursuant to the laws in force on the date hereof, and (ii) Bank, any successor or assign (including if Bank changes its lending office), withholding Tax imposed on amounts payable to or for the account of such Bank, successor or assign with respect to any Credit Document pursuant to the laws in force at the time such successor or assign become a party to such Credit Document or to Bank immediately before it changed its lending office, (e) Taxes attributable to Bank's failure to comply with Section 3(c), and (f) any U.S. federal withholding Taxes imposed under FATCA.
“Executive Officer” means, as to any Person, the president, the chief executive officer, the chief financial officer, the general counsel, the chief accounting officer, the chief investment officer, the treasurer, the secretary (or, with respect to any Person incorporated under the laws of Switzerland, the managing director, head of underwriting and portfolio operations, or chief underwriting officer) or any other Person duly authorized to act on behalf of such Person in a similar capacity and for which notice of such authority has been provided to the Bank. Any document delivered hereunder that is signed by an Executive Officer of the applicable Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Executive Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and (b) and any intergovernmental agreements, treaties or conventions between the U.S. and any non-U.S. jurisdiction with respect to the foregoing and any law, regulation or practice adopted pursuant to such intergovernmental agreement.
“Fiscal Quarter” means any quarter of a Fiscal Year.
“Fiscal Year” means any period of twelve consecutive calendar months ending on the last day of December.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether national, territorial, provincial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Insurance Policies” means policies purchased from insurance companies by a Credit Party, for its own account to insure against its own liability and property loss (including casualty, liability and workers’ compensation insurance), other than Retrocession Agreements.
“Issue” means, with respect to any Credit, to issue, to amend or to extend the expiry of, or to renew or increase the stated amount of, such Credit. The terms “Issued”, “Issuing” and “Issuance” have corresponding meanings.
“Issued/Undrawn Credit” means any letter of credit that has been issued but any portion of which remains undrawn by the beneficiary thereof.
“Law” means, in respect of any Person, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case applicable to such Person and whether or not having the force of law.

“Margin Stock” means “margin stock” as such term is defined in Regulation U or X of the FRB.
“Material Adverse Effect” means a material adverse effect on (i) the assets, business, financial condition or operations of the Guarantor and its subsidiaries taken as a whole, (ii) the ability of any Credit Party to perform any of its payment or other material obligations under any of the Credit Documents, or (iii) the legality, validity, binding effect or enforceability against any Credit Party of any Credit Document that by its terms purports to bind such Credit Party.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and that is subject to Title IV of ERISA, to which any Applicant or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Obligations” means all obligations and liabilities (including any interest and fees accruing after the filing of a petition or commencement of a case by or with respect to any Credit Party seeking relief under any applicable Bankruptcy Laws and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest or fees is allowed in such proceeding) of any Credit Party under any Credit Document, including without limitation, reimbursement and other payment obligations and liabilities, of each Applicant to Bank arising under, or in connection with, the applicable Credit Document, including, without limitation, Section 8 below, any Application or any Credit, in each case whether matured or unmatured, absolute or contingent, now existing or hereafter incurred and including any guaranteed obligations of Guarantor under Section 28.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Other Taxes” has the meaning specified in Section 3(b).
“Outstanding Credits” means, for each Applicant, as of any time, the sum of (a) the stated amount of all outstanding Credits of such Applicant at such time and, without duplication, (b) all reimbursement and payment obligations in respect of Credits of such Applicant at such time.
“Past Due Rate” means the Prime Rate as in effect from time to time plus 2.00%.
“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)).
“Payment Date” has the meaning specified in Section 3(a)(i).
“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Applicant or any ERISA Affiliate or to which any Applicant or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Applicant or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Primary Policies” means any insurance policies or other similar instruments such as a financial guarantee issued by a Credit Party.
“Prime Rate” means that rate of interest maintained by Bank as its prime rate.
“Reinsurance Agreements” means any agreement, contract, treaty, certificate or other arrangement whereby a Credit Party agrees to assume from or reinsure an insurer or reinsurer all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or reinsurer.
“Retrocession Agreements” means any agreement, treaty, certificate or other arrangement whereby any Credit Party cedes to another insurer all or part of such Credit Party’s liability under a policy or policies of insurance reinsured by such Credit Party.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Sanctioned Country” means, at any time, a region, a country or territory which is itself the subject or target of any comprehensive Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government, including those administered or enforced by the U.S. Departments of State, Commerce, and the Treasury (including Office of Foreign Assets Control), the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

“Sanctions List” means any of the lists of specially designated nationals or designated Persons published (and accessible to the public) by the U.S. government, including those administered by the U.S. Departments of State, Commerce, or the Treasury, His Majesty’s Treasury of the United Kingdom, the United Nations Security Council, the European Union, any other EU Member State, in each case as the same may be amended, supplemented or substituted from time to time.
“Standard Letter of Credit Practice” has the meaning specified in Section 8(c).
“Subsidiary” means a Person of which the indicated Person and/or its other Subsidiaries, individually or in the aggregate, own, directly or indirectly, such number of outstanding shares or other equity interests as have at the time of any determination hereunder more than 50% of the ordinary voting power. Unless otherwise specified, “Subsidiary” shall mean a Subsidiary of Guarantor; provided, however, that no Excluded Entity shall be deemed to be a Subsidiary of Guarantor.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by, a long form confirmation or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities thereunder and (c) all other agreements or arrangements designed to protect such Person against catastrophic events, fluctuations in interest rates or currency exchange rates.
“Taxes” has the meaning specified in Section 3(b).
“U.S.” means United States of America.
“WF Facility” means that certain Third Amended and Restated Credit Agreement, dated as of November 18, 2022, among the Guarantor, the Applicants, RenaissanceRe Specialty U.S. Ltd., Renaissance Reinsurance U.S. Inc. and Wells Fargo Bank, National Association (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

2.Applications/Instructions/Discretionary/Defined Terms.
(a)Applications/Instructions. The request to issue or amend a Credit (an “Application”) shall be in such form as Bank shall from time to time require or agree to accept (including any type of electronic form or means of communication). Until December 31, 2025, (as such period may be extended from time to time pursuant to Section 3(g), the “Availability Period”), the Applicants may request the issuance of one or more Credits with an expiration date of up to one year from the date of issuance of such Credit and with an aggregate face amount not to exceed the Limit (as defined below). At the request of such Applicant, any Credit issued hereunder may provide for an “evergreen clause” whereby the expiration date of such Credit will automatically extend for an additional period of one year, unless Bank has provided written notice of non-renewal to the Applicant and the beneficiary of such Credit at least ninety (90) days in advance of such Credit’s then-current expiration date, in which case, such Credit shall expire on its then current expiration date. Inquiries, communications and instructions (whether written, facsimile or in other electronic form approved by Bank) regarding a Credit, an Application and this Agreement are each referred to herein as “Instructions”. Bank’s records of the content of any Instruction will be conclusive, absent manifest error.
(b)Discretionary. The Credit Parties (as defined below) acknowledge and agree that Bank has no commitment or obligation to Issue (as defined below) any Credit and that the decision to Issue any Credit is entirely discretionary. Accordingly, Bank may decline to Issue any Credit and the Issuance (as defined below) by Bank of any Credit shall not oblige or require Bank to Issue any other Credit. Without limiting Bank’s discretion in any manner, Applicants agree that they will not request that Bank Issue a Credit if such Issuance would cause the aggregate Outstanding Credits of Applicants to exceed $250,000,000, or such other amount as the Guarantor, Applicants and Bank may agree (the “Limit”).
3.Applicant’s Reimbursement and Payment Obligations and Terms.
(a)General Payment Obligations. All Credits shall be denominated in U.S. dollars or, if requested by any Applicant, such other Approved Currencies as are available. For each Credit:
(i)with respect to a drawing under such Credit and no later than 1:00 P.M. New York City time on the third (3rd) succeeding Business Day (the “Due Date”) after the date such Applicant received written notice from Bank that a payment under such Credit was made by Bank (the “Draw Date”), the applicable Applicant shall pay to Bank, in the applicable Approved Currency, the amount of such drawing paid by Bank thereunder together with interest as provided below on the amount so paid by Bank (to the extent not reimbursed prior to 1:00 P.M. New York City time on the Draw Date) for the period from the Draw Date to the date the reimbursement obligation created thereby is satisfied in full (the “Payment Date”). If the Payment Date is on or prior to the Due Date, such interest shall be payable at the lesser of (A) the Prime Rate as in effect from time to time during the period from the Draw Date to the Payment Date and (B) the highest rate permitted by applicable law. If the Payment Date is after the Due Date, such interest shall be payable (x) as provided in the preceding sentence during the period from and including the Draw Date to and not including the Due Date, and (y) at the lesser of (1) Past Due Rate and (2) the highest rate permitted by applicable law from and including the Due Date to and not including the Payment Date (collectively, the “Credit Reimbursement Obligations”);
(ii)if as a result of any Change in Law, Bank determines that the cost to Bank of Issuing or maintaining any Credit is increased (excluding, for purposes of this clause (a)(ii), any such increased costs resulting from (A) Excluded Taxes and Other Taxes (in each case as to which Section 3(b) shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the U.S. or by the foreign jurisdiction or state under the laws of which Bank is organized or has its lending office or any political subdivision thereof), then the Applicant for which such Credit is Issued or maintained will pay to Bank, from time to time, within ten (10) days after demand by Bank, which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, additional amounts sufficient to compensate Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to Guarantor by Bank, shall be conclusive and binding for all purposes, absent manifest error; provided that Bank shall only be so reimbursed or compensated to the extent that Bank is then generally seeking reimbursement or compensation in respect of credit transactions similar to the transactions contemplated hereby from borrowers similarly situated to Applicants to the extent such Change in Law is applicable thereto; and
(iii)If Bank determines that any Change in Law affecting Bank or any lending office of Bank or Bank’s holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Bank’s capital or on the capital of Bank’s holding company as a consequence of this Agreement or the Credits issued by Bank to a level below that which Bank or Bank’s holding company could have achieved but for such Change in Law (taking into consideration Bank’s or its holding company’s policies with respect to capital adequacy), then from time to time the applicable Applicants shall, severally based on their relative pro rata usage of Credits at such time, pay to Bank within ten (10) days after demand by Bank, which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, such additional amount or amounts as will compensate Bank or Bank’s holding company for any such reduction suffered. A certificate as to such amounts submitted to Guarantor by Bank shall be conclusive and binding for all purposes, absent manifest error.
Bank shall promptly notify Guarantor of any event of which it has actual knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in Bank’s good faith judgment, otherwise disadvantageous to Bank) to mitigate or avoid any obligation by the Applicants to pay any amount pursuant to clause (ii) or (iii) above or pursuant to Section 3(b) below (and, if Bank has given notice of any such event and thereafter such event ceases to exist, Bank shall promptly so notify Guarantor). Without limiting the foregoing, Bank will use reasonable efforts to designate a different lending office if such designation will avoid (or reduce the cost to the Applicants of) any event described in the preceding sentence and such designation will not, in Bank’s good faith judgment, subject Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to Bank.
Notwithstanding the provisions of clause (ii) or (iii) above or Section 3(b) below (and without limiting the immediately preceding paragraph), Bank shall not be entitled to compensation from the Applicants for any amount arising prior to the date which is 90 days before the date on which Bank notifies Guarantor of such event or circumstance (except that if such event or circumstance is retroactive, then such 90-day period shall be extended to include the period of retroactive effect thereof).
(b)Immediately Available Funds; No Withholding. All payments by or on account of any obligation of an Applicant under any Credit Document shall be made in immediately available funds, free and clear of and without deduction for any present or future Taxes (except as required by applicable law). The applicable Applicant shall pay all withholding taxes and Other Taxes imposed by any taxing authority on payment under any Credit and any Credit Document, and shall (i) to the extent the withholding or deduction is made on account of Taxes other than Excluded Taxes, increase the sums payable hereunder as necessary so that after any required withholding or deduction (including withholdings and deductions applicable to additional sums payable pursuant to this clause (i)), Bank receives an amount equal to the sum it would have received had no such withholding or deduction been made and (ii) (without duplication of any amounts payable pursuant to Section 3(f)(ii)) indemnify Bank against all liabilities, costs, claims and expenses (other than any Excluded Taxes) resulting from Bank having to pay or from any omission to pay or delay in paying any such Taxes (other than any Excluded Taxes) or any Taxes other than Excluded Taxes imposed on or with respect to any payment by or on account of any obligation under a Credit Document, except to the extent that such amounts are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of Bank. Any such payments and indemnifications shall be made within ten (10) Business Days from the date Bank makes written demand therefor. “Taxes” means all taxes, fees, duties, levies, imposts, deductions, charges or withholdings of any kind (including any interest, additions to tax or penalties applicable thereto). “Other Taxes” means all present or future stamp, court documentary, intangible, recording, filing or similar Taxes, charges or levies that arise from any payment made hereunder or from the execution, delivery, enforcement or registration of, performance under, or otherwise with respect to, this Agreement or any other Credit Document.
(c)Status of Bank. Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Applicants, at the time or times reasonably requested by the Applicants, such properly completed and executed documentation reasonably requested by the Applicants as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Bank, if reasonably requested by the Applicants, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Applicants as will enable the Applicants to determine whether or not such Bank is subject to withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than IRS Forms W-9 or W-8, as applicable) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.
(d)Automatic Debit and Set-Off. Upon the occurrence and during the continuance of any Event of Default with respect to a Credit Party (including Guarantor), Bank may (but shall not be required to), without demand for reimbursement or payment or notice to any Credit Party, and in addition to any other right of set-off that Bank may have, debit any account or accounts maintained by such Credit Party with any office of Bank (now or in the future) and set-off and apply (i) any balance or deposits (general, special, time, demand, provisional, final, matured or absolute) in the account(s) and (ii) any sums due or payable from Bank, to the payment of any and all Obligations owed by such Credit Party to Bank, irrespective of whether Bank shall have made any demand under this Agreement and although such Obligations may be contingent or unmatured. Bank agrees promptly to notify Guarantor after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. Bank shall have debit and set-off rights (similar to those set forth in this Section 3(d)) with respect to Guarantor upon the occurrence and during the continuance of an Event of Default with respect to any Guaranteed Applicant (as defined below).

(e)Obligations Absolute. Each Applicant’s reimbursement and payment obligations under this Section 3 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including, without limitation:
(i)any lack of validity, enforceability or legal effect of any Credit or this Agreement or any term or provision therein or herein;
(ii)payment against presentation of any draft, demand or claim for payment under any Credit or other document presented for purposes of drawing under any Credit (individually, a “Drawing Document” and collectively, the “Drawing Documents”) that does not comply in whole or in part with the terms of the applicable Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein proving to be untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Credit;
(iii) Bank or any of its branches or affiliates being the beneficiary of any Credit;
(iv)Bank or any correspondent bank honoring a drawing against a Drawing Document up to the amount available under any Credit even if such Drawing Document claims an amount in excess of the amount available under such Credit;
(v) the existence of any claim, set-off, defense or other right that Applicant or any other Person may have at any time against any beneficiary or any assignee of proceeds, Bank or any other Person; or any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section, constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, the Obligations, whether against Bank, the beneficiary or any other Person; provided, however, that subject to Section 4(b) below, the foregoing shall not release Bank from such liability to any Applicant as may be determined by a court of competent jurisdiction by a final and nonappealable judgment against Bank following reimbursement and/or payment of the Obligations.
(f)Computation of Interest and Fees.
(i)General. All computations of interest and fees to be made hereunder and under any other Credit Document shall be made on the basis of a year consisting of (i) in the case of interest determined with reference to the Prime Rate, 365/366 days, as the case may be, or (ii) in all other instances, 360 days; and in each case under (i) and (ii), for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or fee is payable.
(ii)Minimum Interest Rate: By entering into this Agreement, the Bank and RREAG have assumed in bona fide that the interest payable hereunder is not and will not become subject to any Taxes on account of Swiss Withholding Tax. "Swiss Withholding Tax" means the tax imposed based on the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer) as amended from time to time together with the related ordinances, regulations and guidelines.
Nevertheless, if a Tax deduction is required by Swiss law to be made by the RREAG in respect of any interest payable under a Credit Document and should it be unlawful for RREAG to comply with Clause 3(b) (Immediately Available Funds; No Withholding) for any reason (where this would otherwise be required by the terms of Clause 3 (b) (Immediately Available Funds; No Withholding) then:
(x) the applicable interest rate in relation to that interest payment shall be
(i)the interest rate which would have applied to that interest payment (as provided for in Clause 3(f)(i) in the absence of this Clause 3(f), divided by
(ii)one (1) minus the rate at which the relevant Tax deduction for Swiss Withholding Tax is required to be made (where the rate at which the Tax deduction is required to be made is for this purpose expressed as a fraction of one (1) rather than as percentage); and
(y) RREAG shall be obliged:
(1) to pay the relevant interest at the adjusted rate in accordance with paragraph (x) above; and
(2) to make the Tax deduction for Swiss Withholding Tax on the interest so recalculated; and
(3) all references to a rate of interest in Clause 3(f)(i) or otherwise in this Agreement shall be construed accordingly.
(z) To the extent that any interest payable by RREAG under this Agreement becomes subject to Swiss Withholding Tax, the Bank and RREAG shall promptly co-operate in completing any procedural formalities (including submitting forms and documents required by the appropriate tax authority) to allow the Credit Parties to prepare claims for the refund of any Swiss Withholding Tax so deducted.
(g)The Availability Period under this Agreement will automatically extend for an additional period of one year to the one year anniversary of the last day of the then-current Availability Period, unless Bank delivers prior written notice to Guarantor and each Applicant no later than ninety (90) days in advance of the last day of the then-current Availability Period. If Bank elects to deliver such notice that the Availability Period will not be extended, the Availability Period hereunder will end on the last day of the then-current Availability Period.
(h)If this Agreement is terminated, no new Credits shall be issued from and after the expiration of the then-existing Availability Period and the Issued/Undrawn Credits shall mature on their then-existing expiry date. No increased amount amendments and/or tenor extension amendments with respect to any Credit shall be permitted from and after the expiration or termination of the then-existing Availability Period.
(i)This Agreement shall terminate on the date on which all Issued/Undrawn Credits have been cancelled or expired, any Drawn Credit has been reimbursed in full and the Availability Period has terminated. Bank may, at any time and in its sole discretion, upon prior written notice to each of the Applicants, terminate or cancel this Agreement. The Applicants may, at any time, terminate or cancel this Agreement by sending written notice to Bank terminating or cancelling this Agreement (provided that the Applicants and Bank shall remain obligated under this Agreement as to any outstanding Credits that have been issued by Bank prior to such termination or cancellation and the obligations hereunder shall continue until all Issued/Undrawn Credits have been cancelled or expired, any Drawn Credit has been reimbursed and all other obligations hereunder have been satisfied in full (other than contingent obligations for which no claim has been made)).
4.Fees.
(a)Credit Fee. The Applicants agree to pay to Bank such fees (the "Fee") agreed amongst the Applicants and Bank in the Fee Letter (the "Fee Letter").
(b)Past Due Rate. Upon the occurrence and during the continuance of any Event of Default under Sections 13(a), (b) and (f) (or, at the election of Bank, upon the occurrence and during the continuance of any other Event of Default), the Fee shall be increased by the Past Due Rate.
5.Conditions Precedent.
(a)Conditions Precedent to Bank’s Obligations. The obligations of Bank under this Agreement shall become effective upon the satisfaction or waiver of the following conditions precedent:

(i)Receipt by Bank of all of the following, each duly executed and dated as of the Closing Date (or such earlier date as shall be satisfactory to Bank), each in form and substance satisfactory to Bank:
a.This Agreement. This Agreement,
b.Resolutions. Certified copies of resolutions of the board of directors of each Credit Party authorizing the execution, delivery and performance of this Agreement and the other Credit Documents,
c.Secretary’s and Officers Certificates. A certificate of an Executive Officer and the secretary or an assistant secretary of each Credit Party certifying as to: (A) a true and correct copy of the organization documents of such Credit Party as in effect on the Closing Date, (B) the due incorporation and good standing or valid existence of such Credit Party as a company or corporation organized under the laws of the jurisdiction of its organization, and the absence of any proceeding for the dissolution or liquidation of such Credit Party, (C) the names of the individual or individuals authorized to sign this Agreement and the other Credit Documents to which it is a party, together with a sample of the true signature of each such individual (Bank may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), (D) the accuracy of the representations and warranties of the Applicants contained in the Credit Documents as of the Closing Date in all material respects, and (E) the absence of any event occurring and continuing on or as of, or resulting from, the Closing Date, that constitutes a Default or Event of Default, provided that the secretary or assistant secretary need certify only as to the matters in items (A) and (C) above, and
d.Legal Opinions. The opinion of (a) Sidley Austin LLP, New York counsel to the Credit Parties, (b) Carey Olsen Bermuda Limited, Bermuda counsel to the Credit Parties and (c) Homburger AG, Swiss counsel to the Credit Parties, in each case addressed to Bank in form and substance reasonably acceptable to Bank;
(ii)All representations and warranties contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;
(iii)No Default or Event of Default shall have occurred and be continuing on the Closing Date;

(iv)All fees and expenses required to be paid on the Closing Date pursuant to this Agreement, for which invoices (in the case of legal fees and expenses) have been received by the Credit Parties at least three (3) Business Days in advance of the Closing Date, shall have been paid on or prior to the Closing Date; and
(v)All documentation and other information requested by Bank that is required to satisfy applicable “know your customer” and Anti-Money Laundering Laws and regulations, including without limitation the Patriot Act, and any Credit Party that qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 shall deliver a certification regarding beneficial ownership as required by the 31 C.F.R. § 1010.230.
(b)Conditions Precedent to Issuance or Amendment of Credits and Extensions of Availability Period. Each Issuance or Amendment of a Credit (other than with respect to reductions in the stated amount of a Credit or any other amendment that does not increase the stated amount or extend the expiration date of a Credit) and each extension of the Availability Period are subject to the following conditions precedent:
(i)The representations and warranties of the Applicant contained in this Agreement shall be true and correct in all material respects (or in all respects to the extent already qualified by materiality or material adverse effect) on and as of the date of an issuance or amendment, as applicable, of a Credit, or extension of the Availability Period, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, except that the representations and warranties with respect to the financial statements shall be deemed to refer to the most recent financial statements delivered to Bank (and subject to any public disclosures in the public financial statements and reports);
(ii)No Event of Default shall have occurred and be continuing or will result from the issuing of the Credit, amendment of Credit, or extension of the Availability Period; and
(iii)With respect to the issuance of Credit or an amendment of Credit, Bank shall have received notice, which shall be not to be less than three (3) Business Days, in respect of the issuance or amendment, as applicable, of such Credit from the applicable Applicant, unless otherwise agreed by Bank.
For the avoidance of doubt, the foregoing conditions to the issuance or amendment of any Credit do not apply to the automatic extensions of the date of expiration of any Credit as provided for in this Agreement.

6.Applicant’s Responsibility. Each Applicant is responsible for preparing and/or approving the final text of any Credit Issued by Bank for its account, irrespective of any assistance Bank may provide such as drafting or recommending text or by Bank’s use or refusal to use text submitted by such Applicant. Each Applicant is solely responsible for the suitability of the Credit for such Applicant’s purposes. Each Applicant will examine the copy of each Credit Issued for its account and any other documents sent by Bank in connection with such Credit and shall promptly notify Bank of any non-compliance with such Applicant’s Instructions and of any discrepancy in any document under any presentment or other irregularity. Each Applicant understands that the final form of any Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Bank in accordance with standard industry practice and such Applicant hereby consents to such revisions and changes. Each Applicant understands and agrees that Bank is not required to extend the expiration date of any Credit Issued for its account for any reason and, with respect to any such Credit containing an “automatic amendment” to extend the expiration date of such Credit, Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Credit at least ninety (90) calendar days prior to the end of the original term or, as the case may be, the period of extension.
7.Costs and Expenses. The Applicants shall reimburse Bank for (i) all reasonable out-of-pocket costs incurred in the preparation, negotiation and execution of the Credit Documents (including but not limited to the legal expenses of one firm of counsel in the U.S. and one firm of counsel in each other relevant jurisdiction to the extent applicable). Expenses shall be reimbursed within ten (10) Business Days of presentation of a statement of account (together with reasonably detailed backup documentation), (ii) all reasonable and documented out-of-pocket costs incurred in the administration of the Credit Documents and any amendment or waiver with respect thereto (including the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel in the U.S. and one counsel in each other relevant jurisdiction to the extent applicable) and (iii) all documented out-of-pocket expenses of Bank (including the documented out-of-pocket fees, disbursements and other charges of one external counsel and one counsel in each other relevant jurisdiction to the extent applicable) in connection with the enforcement of the Credit Documents.
8.Indemnification; Limitation of Liability.
(a)Indemnification. Each Applicant agrees, severally and not jointly, to indemnify and hold harmless Bank (including its branches, affiliates and its respective officers, directors, employees, advisors and agents each, including Bank, an “Indemnified Person”) from and against any and all liabilities, losses, costs and expenses, in each case, which are documented and may be incurred by or awarded against any Indemnified Person, and which arise out of or in connection with or by reason of this Agreement, the other Credit Documents, the actual or proposed use of the proceeds of the Credits or any of the transactions contemplated thereby (except to the extent resulting from the bad faith, gross negligence or willful misconduct of the Indemnified Persons or any material breach by the Indemnified

Persons of the Credit Documents as determined by a final and nonappealable judgment of a court of competent jurisdiction). This Section 8(a) shall not apply with respect to Taxes other than any Taxes that represent liabilities, losses, costs or expenses arising from any non-Tax claim.
(b)Direct Damages; No Punitive Damages. The liability of Bank (or any other Indemnified Person) under, in connection with and/or arising out of any Credit Document or any Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by an Applicant that are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from Bank’s bad faith, gross negligence or willful misconduct or any material breach by Bank of the Credit Documents. Bank shall be deemed to have acted with due diligence and reasonable care if Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with any Credit Document. No Indemnified Person shall be liable for any damages arising from any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) in connection with this Agreement or the other Credit Documents, except to the extent that any losses, claims, damages, liabilities or expenses result from the bad faith, gross negligence or willful misconduct of such Indemnified Person or any material breach by such Indemnified Person of the Credit Documents in making any such transmission as determined by a final non-appealable judgment of a court of competent jurisdiction.
(c)“Standard Letter of Credit Practice” means, for Bank, any U.S. federal or state or foreign law or letter of credit practices applicable in the city in which Bank Issued the applicable Credit or for its branch or correspondent banks, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Credit, as the case may be. Such practices shall be (i) of banks that regularly issue Credits in the particular city, and (ii) required or permitted under the ISP (as defined below) or UCP (as defined below), as chosen in the applicable Credit. “ISP” means, International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Credit is issued. “UCP” means, Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Credit is issued. Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, no party hereto and no Indemnified Person shall, under any circumstances whatsoever, be liable in contract, tort or otherwise for any punitive, exemplary, consequential, indirect or special damages or losses regardless of whether or not such party or Indemnified Person shall have been advised of the possibility thereof or the form of action in which such damages or losses may be claimed. Each Applicant shall take action to avoid and mitigate the amount of any damages claimed against Bank or any other Indemnified Person, including by enforcing its rights in appropriate proceedings diligently pursued in the underlying transaction. Any claim by any Applicant under or in connection with any Credit Document shall be reduced by an amount equal to the sum of (1) the amount (if any) saved by such Applicant as a result of the breach or alleged wrongful conduct complained of; and (2) the amount (if any) of the loss that would have been avoided had such Applicant taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Bank to effect a cure.
(d)No Responsibility or Liability. Without limiting any other provision of this Agreement or any other Credit Document, Bank and each other Indemnified Person (if applicable) shall not be responsible to any Applicant for, and/or Bank’s rights and remedies against any Applicant and the Obligations shall not be impaired by:
(i)honor of a presentation under any Credit that on its face substantially complies with the terms and conditions of such Credit, even if the Credit requires strict compliance by the beneficiary;
(ii)acceptance as a draft of any written or electronic demand or request for payment under a Credit, even if nonnegotiable or not in the form of a draft;
(iii)the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Bank’s determination that such Drawing Document appears on its face to substantially comply with the terms and conditions of the Credit);
(iv)acting upon any Instruction that it in good faith believes to have been given by a Person authorized to give such Instructions;
(v)any errors in interpretation of technical terms or in translation;
(vi)any acts, omissions or fraud by, or the solvency of, any beneficiary, any nominated person or entity or any other Person, other than an Indemnified Person;
(vii)any breach of contract between the beneficiary and such Applicant or any of the parties to the underlying transaction;
(viii)payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(ix)acting as required or permitted, or failing to act as permitted, in each case under Standard Letter of Credit Practice applicable to where it has issued, confirmed, advised or negotiated such Credit, as the case may be;
(x)honor of a presentation after the expiration date of any Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Bank if subsequently Bank or any court or other finder of fact determines such presentation should have been honored;
(xi)dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or
(xii)honor of a presentation that is subsequently determined by Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.
9.Representations and Warranties. Each Credit Party hereby represents and warrants with respect to itself to Bank (all of which representations and warranties will be repeated as of the (i) date of each new Application submitted by any Applicant to Bank, (ii) the date of Issuance of any Credit requested in each such Application or (iii) the date of any amendment to any Credit that increases the face amount or extends the expiration date of such Credit) as follows:
(a)Organization, etc. Such Credit Party is duly organized, incorporated or formed (as applicable), validly existing and (to the extent applicable under the laws of the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization, incorporation or formation (as applicable), and is duly qualified or licensed to do business (and in good standing as a foreign corporation or entity, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed would have a Material Adverse Effect.
(b)Power and Authority. Such Credit Party has the requisite power and authority to execute and deliver this Agreement and each other Credit Document to which it is a party and to perform and observe the terms and conditions stated herein and therein, and such Credit Party has taken all necessary corporate or other action to authorize its execution, delivery and performance of each such Credit Document.
(c)Valid and Binding Obligation. This Agreement and each other Credit Document to which such Credit Party is, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights against such Credit Party generally, by general equitable principles or by principles of good faith and fair dealing, and assuming that this Agreement and each other Credit Document to which such Credit Party is a party have been validly executed and delivered by each party thereto other than such Credit Party.
(d)No Violation or Breach. Such Credit Party’s execution, delivery and performance of each Credit Document to which it is a party and the payment of all sums payable by it under each such Credit Document do not and will not: (i) violate or contravene its charter, bylaws or other organizational documents; (ii) violate or contravene any order, writ, law, treaty, rule, regulation or determination of any Governmental Authority, in each case applicable to or binding upon it or any of its property, the violation or contravention of which would have a Material Adverse Effect; or (iii) result in the breach of any provision of, or in the imposition of any lien or encumbrance (except for liens or encumbrances created under the Credit Documents) under, or constitute a default or event of default under, any agreement or arrangement to which it is a party or by which it or any of its property is bound, the contravention of which agreement or arrangement would have a Material Adverse Effect.
(e)Approvals. No authorization, approval or consent of, or notice to or filing with, any Governmental Authority is required to be made by such Credit Party in connection with the execution and delivery by such Credit Party of any Credit Document to which it is a party or the Issuance by Bank of any Credit for the account of any Applicant pursuant to this Agreement and the related Application, except for those which have been duly obtained, taken, given or made and are in full force and effect.
(f)Compliance with Laws. Such Credit Party is in compliance with all applicable laws and regulations, except where the noncompliance with which would not have a Material Adverse Effect, and no Application, Credit or transaction of such Credit Party under any Credit Document to which it is a party contravenes any laws, treaties, rules or regulations of any Governmental Authority, including, without limitation, any foreign exchange control laws or regulations, U.S. foreign assets control laws or regulations or currency reporting laws and regulations, now or hereafter applicable to it, except where the noncompliance with which would not have a Material Adverse Effect.
(g)No Default Under Other Agreements. Such Credit Party is not in default under any agreement, obligation or duty to which it is a party or by which it or any of its property is bound, which would have a Material Adverse Effect.
(h)No Arbitration Proceeding or Litigation. Solely with respect to the Guarantor, except for claims which are covered by Insurance Policies, coverage for which has not been denied in writing, or which relate to Primary Policies, Reinsurance Agreements or Industry Loss Warranties issued by the Guarantor or any of its Subsidiaries or to which the Guarantor or any of its Subsidiaries is a party in the ordinary course of business (referred to herein as “Ordinary Course Litigation”), no claim, litigation (including derivative actions), arbitration, governmental investigation or proceeding or inquiry is pending or, to the knowledge of the Guarantor, threatened against the Guarantor (i) which would be reasonably expected to have a Material Adverse Effect or (ii) which relates to any of the transactions contemplated hereby.
(i)Filed All Tax Returns and Paid All Taxes. Such Credit Party has filed all required tax returns, and all Taxes, assessments and other governmental charges due from it have been fully paid, except for Taxes which are being contested in good faith or those which the failure to file or pay would not have a Material Adverse Effect. Such Credit Party has established on its books reserves adequate for the payment of all federal, state and other income tax liabilities, including those being contested in good faith.
(j)Financial Statements. Solely with respect to the Guarantor, the financial statements most recently furnished to Bank by the Guarantor fairly present in all material respects the financial condition of the Guarantor as at the date of such financial statements and for the periods then ended in accordance with generally accepted accounting principles (“GAAP”) (except as disclosed therein and, in the case of interim financial statements for any fiscal quarter, subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated), and except as publicly filed with the Securities Exchange Commission available via the Securities and Exchange Commission’s “EDGAR” filing system (but excluding any risk factors, forward-looking disclosure and any other disclosures that are cautionary, predictive or forward-looking in nature), no event has had, or could reasonably be expected to have, a Material Adverse Effect since December 31, 2023.
(k)Plan Assets. As of the Closing Date, neither such Applicant nor any of its Subsidiaries is using or intends to use “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Credits, assuming (to the extent such assumption is reasonable) that none of the assets comprising the proceeds of any Credit hereunder constitute “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA).
(l)Sanctions; Anti-Corruption; Patriot Act; Beneficial Ownership.
(i)Neither such Credit Party nor any of its Subsidiaries, and to such Credit Party’s knowledge, none of their respective directors, officers, employees, agents or affiliates (A) is a Designated Person, (B) is a Person that is owned or controlled by a Designated Person or (C) is located, organized or resident in a Sanctioned Country.
(ii)Such Credit Party, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of such Credit Party, the agents of such Credit Party and its Subsidiaries, are in compliance in all material respects with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.
(iii)Such Credit Party has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by (A) such Credit Party and its Subsidiaries and their respective officers, employees, directors, and affiliates with applicable Sanctions and (B) such Credit Party and its Subsidiaries and their respective officers, employees, directors, agents and affiliates with applicable Anti-Corruption Laws and Anti-Money Laundering Laws.
(iv)Neither such Credit Party nor its Subsidiaries, and to such Credit Party’s knowledge, none of their respective directors, officers, or employees is now, directly or indirectly engaged in any dealings or transactions (A) with any Designated Person or (B) in any Sanctioned Country, in each case, in violation of applicable Sanctions.
(v)Such Credit Party and each of its Subsidiaries, if subject to the Patriot Act, is in compliance in all material respects with the provisions of the Patriot Act that are applicable to it.
(vi)To the best of such Credit Party’s knowledge, none of such Credit Party or any of its Subsidiaries, or their respective officers, employees, directors and affiliates is under investigation for an alleged violation of Anti-Money Laundering Laws by a Governmental Authority that enforces such laws.
(vii)As of the Closing Date, the information included in the Beneficial Ownership Certificate, if any, delivered by such Credit Party is true and correct in all respects.
(m)Regulations U and X. Such Credit Party is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. Neither such Credit Party nor any Person acting on their behalf has taken, or intends to take, any action to cause the execution, delivery or performance of this Agreement, the Issuance of the Credits or the use of proceeds of the Credits to violate Regulations U or X of the FRB.
(n)Investment Company. No Credit Party, nor any person controlling any Credit Party, is or is required to be registered as an “investment company” under the Investment Company Act of 1940. Such Credit Party is not carrying on investment business in or from Bermuda for the purposes of the Investment Business Act 2003 of Bermuda.
10.Covenants. Each Credit Party hereby severally agrees and covenants with respect to itself to do the following:

(a)Compliance with Laws. Comply with all federal, state and foreign exchange regulations and other laws and regulations of any Governmental Authority now or hereafter applicable to such Credit Party, any Credit Document or any transactions to which such Credit Party is a party or to payments under or in connection with any of its Applications or Credits, except where the noncompliance with which would not have a Material Adverse Effect.
(b)Agreement to Deliver Evidence of Authority. Duly complete, execute and promptly deliver to Bank concurrently with the execution of this Agreement, evidence of authority, in a form deemed acceptable to Bank, certifying such Credit Party’s capacity and authority to execute each Credit Document to which it is a party and the transactions contemplated hereby on behalf of such Credit Party.
(c)Informational Deliverables: Furnish, or cause to be furnished, to Bank:
(i)Quarterly Financial Statements. With respect to Guarantor, as soon as available and in any event within sixty (60) days after the end of the first three (3) Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2024, unaudited consolidated balance sheets of Guarantor and its consolidated subsidiaries, as of the close of such Fiscal Quarter and the related consolidated statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated);
(ii)Annual Financial Statements. With respect to Guarantor, within one hundred twenty (120) days after the close of each Fiscal Year, a copy of the annual financial statements of the Guarantor and its consolidated subsidiaries, consisting of audited consolidated balance sheet, statements of income, cash flows and changes in shareholders’ equity, which financial statements shall be prepared in accordance with GAAP, and accompanied by a certification without a “going concern” or like qualification (other than any such qualification arising from (A) the impending maturity of any indebtedness or (B) any projected or anticipated breach of any financial covenant) by the independent certified public accountants regularly retained by the Guarantor, or any other firm of independent certified public accountants of recognized national standing selected by the Guarantor and reasonably acceptable to Bank that all such audited financial statements present fairly, in all material respects, in conformity with GAAP, the consolidated financial position and consolidated results of operations and cash flows of the Guarantor and its Subsidiaries as at the end of such Fiscal Year and for the period then ended;

(iii)Notice of Default, etc. Promptly after an Executive Officer of such Credit Party knows or has reason to know of the existence of any Default or Event of Default, written notice specifying the nature of such Default or Event of Default, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within two (2) Business Days;
(iv)Notice of Litigation. Promptly after an Executive Officer of such Credit Party learns of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by such Credit Party with respect thereto: the institution of, or any adverse determination in, any litigation or arbitration proceeding, which would be reasonably expected to have a Material Adverse Effect and which is not Ordinary Course Litigation; and
(v)Other Information. Such other information (financial or otherwise) as Bank may reasonably request from time to time concerning such Credit Party.
Provided that, with respect to the information required to be delivered pursuant to clauses (i) and (ii) above, such undertaking shall be deemed to have been made on the date such information has been made available on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) maintained by the Securities and Exchange Commission.
(d)Maintenance of Corporate Existence. Except as otherwise permitted under Section 11(b), do and cause to be done at all times all things necessary to (a) maintain and preserve its corporate existence and (b) be duly qualified to do business and (to the extent applicable) in good standing as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary unless the failure to be so qualified would not have a Material Adverse Effect.
(e)Maintenance of Permits/Licenses and Consents. Maintain all permits, licenses and consents as may be required for the conduct of the business of such Credit Party by any Governmental Authority except (i) for such permits, licenses and consents related to assets which are sold in accordance with Section 11(b) or (ii) where failure to maintain the same would not have a Material Adverse Effect.
(f)Maintenance of Insurance. Maintain Insurance Policies to such extent and against such hazards and liabilities as is required by Law or customarily maintained by prudent companies similarly situated.
(g)Payment of Material Taxes. Pay all material Taxes, assessments and other material liabilities except as contested in good faith or where failure to pay would not have a Material Adverse Effect.

(h)Anti-Corruption Laws; OFAC.
(i)Comply, and cause each of their respective Subsidiaries, officers, employees, directors, and affiliates to comply, in all material respects with laws applicable to its operations with respect to transactions of or with any Designated Person or in any Sanctioned Country. Each Credit Party will maintain in effect policies and procedures reasonably designed to ensure compliance by such Credit Party and its respective Subsidiaries, officers, employees, directors, and affiliates with applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Such Credit Party shall, and shall cause its respective Subsidiaries to, terminate, after obtaining knowledge thereof and no later than required by applicable law, any funding, financing, or facilitating by such Credit Party or such Subsidiary of any activities, business or transaction of or with any Designated Person or in any Sanctioned Country to the extent that any such activity, business or transaction would be in violation of Sanctions applicable to such operations.
(ii)No part of the proceeds of any Credit will be used directly or, to the knowledge of such Credit Party, indirectly (A) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, which is in any material respect a violation of the Anti-Corruption Laws or (B) (1) to fund, or to lend, contribute or otherwise make available such proceeds to any other Person to fund, any activities or business of or with any Person, or in any country or territory, that, at the time of such funding or issuance, is, or whose government is, the subject of applicable Sanctions, or (2) in any other manner that would result in a violation of applicable Sanctions or Anti-Money Laundering Laws by any Person party hereto.
(iii)Such Credit Party will not fund any reimbursement of any Credit with proceeds, or provide as collateral any property, that is directly or indirectly derived from any transaction or activity that is prohibited by Anti-Money Laundering Laws, or that could otherwise cause Bank or any other party to this Agreement to be in violation of Anti-Money Laundering Laws.
(iv)(A) promptly notify Bank, to the extent that Bank previously received a Beneficial Ownership Certification, of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (B) promptly upon the reasonable request of Bank, provide Bank any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

(i)Books and Records. Maintain, materially complete and accurate books and records in accordance with GAAP.
(j)Proceeds. Use the proceeds of the Credits issued hereunder (a) to support such Applicants’ insurance obligations, obligations under Reinsurance Agreements and Retrocession Agreements to which such Applicant is a party, and similar risk obligations, and (b) for general corporate purposes (including, without limitation, supporting regulatory trusts and (re)insurance transactions of such Applicant).
11.Negative Covenants. Each Credit Party hereby severally agrees and covenants with respect to itself that such Credit Party shall not:
(a)Conduct of Business. Engage in any business or activity if as a result the general nature of the business of such Credit Party would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date (including the business of insurance, reinsurance activities or other businesses that are complimentary or reasonably related to the activities described in the Guarantor’s Form 10-K filing for the Fiscal Year ending December 31, 2023) or any business or activity reasonably related, similar, ancillary, corollary, complementary or incidental thereto or reasonable extensions thereof.
(b)Mergers, Consolidations and Sales. (i) Merge or consolidate, or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any partnership or joint venture interest in, any other Person (other than a newly formed Subsidiary or the acquisition of a Subsidiary which complies with clause (B) of this Section 11(b) or the acquisition of shares of a Subsidiary held by minority shareholders) or (ii) sell, transfer, convey or lease all or substantially all of its assets (other than any sale, transfer, conveyance or lease in the ordinary course of business or any sale or assignment of receivables); except for, with respect to each of the foregoing clauses (i) and (ii), (A) any merger or consolidation, sale, transfer, conveyance, lease or assignment of such Credit Party or any Subsidiary of such Credit Party into, with or to any other Person (provided, that (1) the surviving or continuing entity of any such merger or consolidation is a Credit Party or a wholly-owned Subsidiary of a Credit Party, (2) if such Credit Party is a party to such merger or consolidation, the surviving or continuing entity shall be such Credit Party and (3) if the Guarantor is a party to such transaction, the surviving or continuing entity, if it is not the Guarantor, expressly assumes the obligations of the Guarantor under this Agreement and obtains prior written consent from the Bank), (B) purchases or acquisitions which comply with Section 11(a), provided that no Default or Event of Default has occurred and is continuing or would result therefrom (calculated on a pro forma basis giving effect to such acquisition or purchase) and (C) sales of assets and capital stock and other ownership or profit interests (including partnership, member or trust interest therein) of Subsidiaries, provided that no Default or Event of Default has occurred and is continuing.

12.Minimum Credit Rating. If and only if a Credit has been Issued on behalf of an Applicant and such Credit remains outstanding, such Applicant must maintain a financial strength rating (as applicable) of at least A- from Standard & Poor’s and from A.M. Best Rating Services (the “Minimum Credit Rating”).
13.Events of Default. Each of the following shall be an “Event of Default” under this Agreement only with respect to the applicable Credit Party; provided that the occurrence of any of the following with respect to Guarantor shall constitute an Event of Default with respect to all Guaranteed Applicants (as defined in Section 28 below):
(a)Failure to Reimburse Draws. The failure by the applicable Applicant to pay any Credit Reimbursement Obligation on the Due Date therefor; provided that, notwithstanding the foregoing, no Event of Default shall occur if such Applicant’s failure to pay such Credit Reimbursement Obligation is caused by administrative or technical error, or a disruption to an external payments system and, in each case, payment or reimbursement is made within three (3) Business Days.
(b)Failure to Pay Other Amounts. The failure by the applicable Applicant to pay any interest, fee or other amount (other than such amounts referred to in clause (a) above) under or in connection with any Credit Document to which it is a party or any of its Credits within three (3) Business Days after the same shall become due and payable; provided that, notwithstanding the foregoing, no Event of Default shall occur if such Applicant’s failure to pay such amount is caused by administrative or technical error, or a disruption to an external payments system and, in each case, payment is subsequently made within three (3) Business Days.
(c)Breach of Representation and Warranty. Any representation, warranty, certification or statement made or furnished by the applicable Credit Party under or in connection with any Credit Document to which it is a party or as an inducement to Bank to Issue a Credit for its account shall be incorrect or inaccurate in any material respect when made.
(d)Failure to Perform or Observe Certain Covenants. The applicable Credit Party’s failure to perform or observe any term, covenant or agreement contained in subsections (c)(iii) (which, for avoidance of doubt, shall be cured upon the giving of such notice), (d) or (j) of Section 10 or subsections (a) or (b) of Section 11.
(e)Failure to Perform or Observe Other Covenants. The applicable Credit Party’s failure to perform or observe any term, covenant or agreement contained in any Credit Document to which it is a party (other than those referred to in subsections (a), (b), (c) and (d) of this Section 13), or the breach of any other obligation owed by such Credit Party to Bank, and with respect to any such failure or breach that by its nature can be cured, such failure or breach shall continue or remain unremedied for thirty (30) calendar days after the earlier of (i) the date on which an Executive Officer of such Credit Party acquires knowledge thereof and (ii) the date on which notice thereof is delivered by Bank to such Credit Party.
(f)Insolvency Proceedings, Etc. With respect to the applicable Credit Party, (i) there shall be commenced by or against such Credit Party any case, proceeding or other action (A) under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, supervision, conservatorship, liquidation, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, rehabilitation, conservation, supervision, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, obligations or liabilities, or (B) seeking appointment of a receiver, trustee, custodian, rehabilitator, conservator, supervisor, liquidator or other similar official for it or for all or any substantial part of its assets, in each case which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) if filed against such Credit Party, remains undismissed, undischarged or unstayed for a period of sixty (60) days; or (ii) there shall be commenced against such Credit Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iii) such Credit Party shall take any corporate or similar action approving any of the acts set forth in clause (i) or (ii) above; or (iv) any Governmental Authority shall issue any order of conservation, supervision or any other order of like effect relating to such Credit Party.
(g)Inability to Pay Debts. The applicable Credit Party generally fails to pay or admits in writing its inability to pay its debts as they become due in accordance with the applicable insolvency law of the relevant jurisdiction.
(h)Credit Documents. Any material provision of any Credit Document to which the applicable Credit Party is a party (including, with respect to the Guarantor, that of Section 28) shall for any reason cease to be valid and binding or enforceable; or such Credit Party shall deny or disaffirm in writing the enforceability of any material provision of any Credit Document to which it is a party.
(i)Non-Payment of Other Debt. (1) default in the payment when due and continuance of such default after any applicable grace period (whether or not such debt is accelerated) of any other debt or similar obligation (including, without limitation, any capital lease or letter of credit facility) of, or guaranteed by, the applicable Credit Party if the aggregate amount of such debt (or, in the case of any letter of credit facility, the issued letters of credit) which is due and payable or which is or may be accelerated, by reason of such default or defaults is $150,000,000 or more (which amount shall be deemed automatically increased to the extent the corresponding amount in Section 8.1(c)(ii) (or analogous successor provision) of the WF Facility is increased pursuant to the terms thereof (for the avoidance of doubt, such increase shall occur simultaneously with any such change in the WF Facility without any need for an amendment to this Agreement)) or (2) default in the performance or observance of any obligation or condition and continuance of such default after any applicable grace period with respect to any such other debt (or any letter of credit facility) of, or guaranteed by, any Credit Party if the effect of such default or defaults is to accelerate or permit the acceleration of the maturity of any such debt (or, in the case of any letter of credit facility, the issued letters of credit) of $150,000,000 (which amount shall be deemed automatically increased to the extent the corresponding amount in Section 8.1(c)(ii) (or analogous successor provision) of the WF Facility is increased pursuant to the terms thereof (for the avoidance of doubt, such increase shall occur simultaneously with any such change in the WF Facility without any need for an amendment to this Agreement)) or more in the aggregate prior to its expressed maturity.
(j)Judgments. A final judgment or judgments which, to the extent not covered by third-party insurance as to which the insurer has been notified and not denied coverage, exceed an aggregate of $150,000,000 (which amount shall be deemed automatically increased to the extent the corresponding amount in Section 8.1(c)(ii) (or analogous successor provision) of the WF Facility is increased pursuant to the terms thereof (for the avoidance of doubt, such increase shall occur simultaneously with any such change in the WF Facility without any need for an amendment to this Agreement)) shall be rendered against the applicable Credit Party and shall not have been discharged or vacated or had execution thereof stayed pending appeal within sixty (60) days after entry or filing of such judgment(s).
(k)Change in Control. A Change in Control occurs.
(l)ERISA. Any ERISA Event shall occur or exist with respect to any Pension Plan or Multiemployer Plan of the applicable Credit Party that would have a Material Adverse Effect.
14.Remedies. Upon the occurrence and during the continuance of any Event of Default and subject to the Cure Period:
(a)Bank may terminate its obligation to Issue Credits hereunder; provided that, for the avoidance of doubt, no Event of Default or other breach by the Applicants shall result in a termination of any beneficiary of a Credit’s ability to draw on any then Issued/Undrawn Credit prior to the then-current expiration date of such Credit;
(b)Bank may require that all accrued and unpaid fees, payments and Obligations owing by such applicable Applicant hereunder and under the Credit Documents become due and payable immediately without demand upon or notice to such Applicant; and
(c)Immediately following the date on which an Applicant receives notice from Bank demanding deposit of cash collateral, such Applicant will deposit into an account or accounts established and maintained on the books and records of the Bank or into a controlled account (which account will be pledged to Bank pursuant to a pledge agreement substantially in the form of Exhibit A) (each such account, a "Collateral Account") an amount of cash in U.S. dollars equal to (i) the face amount, with respect to any Credit issued in U.S. dollars and (ii) 103% of the face amount of any Credits issued in Approved Currencies other than U.S. dollars, in each case, of all Issued/Undrawn Credits hereunder which have been issued on behalf of such Applicant; provided that, the failure by the applicable Applicant to post the required cash collateral will not result in a termination of any beneficiary of a Credit’s ability to draw on any then Issued/Undrawn Credit prior to the then-current expiration date of such Credit. The Bank shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Bank and at the Applicants' risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Each Applicant hereby grants to the Bank a first priority security interest in all cash collateral, without duplication of the Pledge Agreement, each Collateral Account, and all proceeds and products thereof.
Upon the occurrence and during the continuance of an Event of Default described in clause (f) above, the obligation of Bank to Issue Credits shall automatically terminate with respect to the applicable Applicant and any outstanding Obligations owing to Bank by such Applicant shall immediately become due and payable without any election or action on the part of Bank and such Applicant will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay all Obligations owed under this Agreement and such Applicant shall be obligated automatically to cash collateralize the Credit Reimbursement Obligations by depositing into a Collateral Account in an amount in cash in U.S. dollars equal to (i) the face amount, with respect to any Issued/Undrawn Credit issued in U.S. dollars and (ii) 103% of the face amount of all Issued/Undrawn Credits issued in Approved Currencies other than U.S. dollars under this Agreement related to such Applicant without presentment, demand, protest or other notice of any kind.
With respect to Bank’s exercise of any of the foregoing rights, powers and/or remedies, each Credit Party hereby waives presentment, protest, dishonor, notice of dishonor, demand, notice of protest, notice of non-payment, notice of acceptance of this Agreement, any other Credit Document and any other notice or demand of any kind not expressly provided for herein or in any other Credit Document from Bank.

Except as expressly provided herein, no Event of Default solely with respect to an Applicant shall affect the ability of any non-defaulting Applicant to request or obtain Credits under this Agreement.
15.Cure Period. Each Applicant shall have ten (10) Business Days following the occurrence of an Event of Default (other than clauses (f), (h) or (k) of Section 13 above) (or such longer period as may be agreed to by Nordea in its sole discretion, the “Cure Period”) to (i) pay all accrued and unpaid interest and fees and the amount of any Credit Reimbursement Obligation and cause all Issued/Undrawn Credits to be returned to Bank for cancellation or otherwise backstop such Issued/Undrawn Credits in a manner reasonably satisfactory to Bank in its sole discretion or (ii) deposit into a Collateral Account (which account will be pledged to Bank pursuant to a pledge agreement substantially in the form of Exhibit A) an amount of cash in U.S. dollars equal to (A) the face amount, with respect to any Credit issued in U.S. dollars and (B) 103% of the face amount of any Credits issued in Approved Currencies other than U.S. dollars, in each case, of all Issued/Undrawn Credits hereunder which have been issued on behalf of such Applicant. Upon satisfying the requirements of either clause (i) or (ii) above, such Event of Default shall be deemed cured for all purposes under this Agreement. During the Cure Period, Bank shall have no right to exercise remedies under this Agreement or any other Credit Document with respect to such Event of Default.
16.Return of Cash Collateral. All cash collateral amounts deposited shall be returned to the applicable Applicant following the termination, waiver or cure of the applicable Event of Default.
17.Subrogation. Bank, at its option, shall be subrogated to each Applicant’s rights against any Person who may be liable to such Applicant on any transaction or obligation underlying any Credit, to the rights of any holder in due course or Person with similar status against such Applicant, and to the rights of any beneficiary or any successor or assignee of any beneficiary.
18.Governing Law; UCP; ISP; Standard Letter of Credit Practice. Each Credit Document and each Credit shall be governed by and construed in accordance with (a) in the case of each Credit Document (other than the Credits), the substantive laws of New York (including without limitation Section 5-1401 of the General Obligations Law of the State of New York) and (b) in the case of each Credit, the governing law specified in the applicable Credit, or if no governing law is so specified, the ISP or UCP, as set forth in each Credit, which is, as applicable, incorporated herein by reference into this Agreement and which shall control (to the extent not prohibited by the laws of New York) in the event of any inconsistent provisions of such law. Unless Applicant specifies otherwise in its Application for a Credit, Applicant agrees that Bank may issue a Credit subject to the ISP or UCP. Bank’s privileges, rights and remedies under the ISP, UCP shall be in addition to, and not in limitation of, its privileges, rights, and remedies expressly provided for herein. The ISP and UCP shall serve, in the absence of proof to the contrary, as evidence of Standard Letter of Credit Practice with respect to matters covered therein.

To the extent permitted by applicable law, (i) this Agreement shall prevail in case of conflict between this Agreement and/or Standard Letter of Credit Practice, (ii) the ISP shall prevail in case of conflict between the ISP or other Standard Letter of Credit Practice if the Credit is governed by the ISP, and (iii) the UCP shall prevail in case of a conflict between the UCP or other Standard Letter of Credit Practice if the Credit is governed by the UCP.
19.Consent to Jurisdiction and Venue.
(a)EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST BANK OR ANY INDEMNIFIED PERSON IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(b)EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN

INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(c)BANK AND EACH CREDIT PARTY IRREVOCABLY AGREE THAT SERVICE OF PROCESS MAY BE DULY EFFECTED UPON IT BY MAILING A COPY THEREOF, BY CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN SECTION 22 BELOW. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
20.WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY AND BANK (WHEN IT ISSUES A CREDIT) KNOWINGLY AND VOLUNTARILY WAIVE ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON, ARISING OUT OF, OR RELATING TO ANY CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (ORAL OR WRITTEN) OR ACTIONS OF SUCH CREDIT PARTY OR BANK WITH RESPECT THERETO. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BANK TO ISSUE THE CREDIT.
21.Bankruptcy and Forfeiture Reinstatement. If any consideration transferred to Bank in payment of, or as collateral for, or in satisfaction of the Obligations, shall be voided in whole or in part as a result of (a) a subsequent bankruptcy or insolvency proceeding; (b) any forfeiture or seizure action or remedy; (c) any fraudulent transfer or preference action or remedy; or (d) any other civil, criminal or equitable proceeding or remedy, then the obligations under this Agreement with respect to such payment shall be reinstated as though such payment had been due but not made at such time, and further, Bank’s claim to recover the voided consideration shall be a new and independent claim arising under the applicable Credit Document and shall be due and payable immediately by the Credit Parties that are obligated therefor under the terms of the Credit Documents.
22.Notices. Unless otherwise expressly provided herein, all notices, Instructions, approvals, requests, demands, consents and other communications provided for hereunder (collectively, “notices”) shall be in writing (including by facsimile or other electronic transmission approved by Bank). All notices shall be sent by regular U.S. mail or certified mail prepaid, by facsimile or other electronic transmission approved by Bank, by hand delivery, by Federal Express (or other comparable domestic or international delivery service) prepaid to the applicable address, facsimile number or electronic mail address set forth on the signature page hereof in the case of any Credit Party; provided, that for any notices sent to Credit Parties other than Guarantor, a copy of such notice shall be sent to Guarantor, by regular U.S. mail or certified mail prepaid, by facsimile or other electronic transmission approved by Bank, by hand delivery, by Federal Express (or other comparable domestic or international delivery service) prepaid to the applicable address, facsimile number or electronic mail address of Guarantor set forth on the signature page hereof. All notices to Bank shall be directed to (i) the office of Bank issuing the Credit and (ii) if Bank approves of receiving notices by email, to the email address of Bank provided from time to time by Bank to the Credit Parties, in each case with a copy to: Nordea Bank Abp, New York Branch Credit Administrations Department, 1211 Avenue of the Americas, Floor 23, New York, New York 10036, Attn: Sonia Earle, email: dlny-ny-cadlc@nordea.com; sonia.e@nordea.com. Bank may, but shall not be obligated to, require authentication of any electronic transmission. Notices sent by hand, Federal Express (or other comparable domestic or international delivery service) or certified mail shall be deemed to have been given when received; notices sent by regular U.S. mail shall be deemed to have been received five (5) days after deposit into the U.S. mail; notices sent by facsimile or other electronic transmission shall be deemed to have been given when sent and receipt has been confirmed. Any Credit Party or Bank may change its address for notices by notifying the other of the new address in any manner permitted by this Section. Unless otherwise agreed by Bank, Bank in its discretion may accept an Application or seek or receive Instruction from, or give or send notice to, any Applicant regarding a Credit issued for its account, including, without limitation, any amendment thereto or waiver of any discrepancy thereunder, and each Applicant shall be bound by and hereby affirms the Instructions of the other. Each Credit Party irrevocably consents that service of process may be made by registered or certified mail directed to it at the address of its agent for service of process, Renaissance Reinsurance U.S. Inc. (“RRUS”), 1095 Avenue of the Americas, 5th Floor, New York, New York 10036, and RRUS hereby irrevocably accepts such appointment.
23.Waiver and Amendments. No modification, amendment or waiver of, or consent to any departure by Bank or any Credit Party from, any provision of any Credit Document will be effective unless made in a writing signed by the Credit Parties (in the case of Bank) or Bank (in the case of any Credit Party), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No party’s consent to any amendment, waiver or modification shall mean that such party will consent or has consented to any other or subsequent request to amend, modify or waive a term of any Credit Document. No delay by any party in exercising any of its rights or remedies shall operate as a waiver, nor shall any single or partial waiver of any right or remedy preclude any other further exercise of that right or remedy, or the exercise of any other right or remedy.
24.Successors and Assigns. Each Credit Document to which a Credit Party is a party will be binding on such Credit Party’s successors and permitted assigns, and shall inure to the benefit of the respective successors and permitted assigns of such Credit Party and Bank. Bank may assign its rights and obligations under each Credit Document, including its rights to reimbursement regarding any Credit, in whole or in part, with Guarantor’s consent (such consent not to be unreasonably withheld or delayed); provided that Guarantor shall be deemed to have consented to any such assignment unless it objects by written notice to Bank within five (5) Business Days after having received notice thereof; and, provided further, that Guarantor’s consent to an assignment to any Person shall not be required if (i) the assignment is to an affiliate of Bank or (ii) an Event of Default has occurred and is continuing. Bank may sell to one or more Persons participations in or to all or a portion of its rights and obligations under the Credit Documents. Any assignment in violation of this Section 24 shall be void. No Credit Party may assign or transfer any of its interests, rights or remedies related to any Credit Document, in whole or in part, without the prior written consent of Bank. Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure its obligations, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release Bank from any of its obligations hereunder or substitute any such pledgee or assignee for Bank as a party hereto.
25.Severability. Whenever possible, each provision of each Credit Document shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of any Credit Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of such Credit Document.
26.Entire Agreement. This Agreement, together with the other Credit Documents and any other agreement, document or instrument referred to herein, constitute the final, exclusive and entire agreement and understanding of, and supersede all prior or contemporaneous, oral or written, agreements, understandings, representations and negotiations between, the parties relating to the subject matter of the Credit Documents, provided that this Agreement shall not supersede any reimbursement agreement (however titled) that has been entered into specifically with respect to any “direct pay” standby letter of credit or other similar standby letter of credit where the terms of such reimbursement agreement have been drafted to specifically address the particular attributes of, or the particular circumstances of the underlying transaction supported by, such standby letter of credit.
27.Continuing Agreement. This Agreement is a continuing agreement and may not be terminated by any Applicant (subject to Section 3(g) with respect to itself except upon (i) thirty (30) days’ prior written notice of such termination by such Applicant to Bank at the address set forth in Section 22, (ii) reimbursement and/or payment of all Obligations of such Applicant, and (iii) the expiration or cancellation of all Credits issued hereunder for the account of such Applicant). Notwithstanding the foregoing sentence, if a Credit is issued in favor of a sovereign or commercial entity, which is to issue a guarantee or undertaking on any Applicant’s behalf in connection therewith, or is issued as support for such a guarantee, such Applicant shall remain liable with respect to such Credit until Bank is fully released in writing by such entity.
28.Guaranty.
(a)In order to induce Bank to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by Guarantor from the Credits hereunder, Guarantor hereby unconditionally, absolutely and irrevocably guarantees, as a primary obligor and not merely as surety, the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of all payment Obligations of RRL and RREAG (the “Guaranteed Applicants”) under the Credit Documents. This guaranty is a guaranty of payment and not of collection. Upon failure by any Guaranteed Applicant to pay punctually any such amount, Guarantor agrees to pay forthwith the amount not so paid at the place and in the manner specified in this Agreement.
(b)The obligations of Guarantor under this Section 28 shall be unconditional, absolute and irrevocable, and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by: (i) any extension, settlement, compromise, renewal, waiver or release in respect of any obligation of any other obligor under any of the Credit Documents, by operation of law or otherwise; (ii) any modification or amendment of or supplement to any of the Credit Documents; (iii) any release, non-perfection or invalidity of any direct or indirect security for any obligation of any other obligor under any of the Credit Documents; (iv) any change in the corporate existence, structure or ownership of any obligor, or any proceeding under any Bankruptcy Law or other similar proceeding affecting any other obligor or its assets or any resulting release or discharge of any obligation of any other obligor contained in any of the Credit Documents; (v) the existence of any claim, set-off or other rights which any obligor may have at any time against any other obligor, Bank or any other corporation or person, whether in connection with any of the Credit Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim; (vi) any invalidity or unenforceability relating to or against any other obligor for any reason of any of the Credit Documents, or any provision of applicable law or regulation purporting to prohibit the payment by any other obligor of principal, interest or any other amount payable under any of the Credit Documents; (vii) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Obligation or Bank’s rights with respect thereto; (viii) the addition or release of any guarantor or the taking, acceptance or release of other guarantees of the Obligations; or (ix) any other act or omission to act or delay of any kind by any obligor, Bank or any other corporation or person or any other circumstance whatsoever (other than the defense of payment) which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to Guarantor’s obligations under this Agreement.
(c)Guarantor’s obligations under this Agreement shall remain in full force and effect until no Credits shall be outstanding, all Obligations payable by the Applicants under the Credit Documents shall have been paid in full and this Agreement shall have been terminated. If at any time any payment of any Obligation payable by a Guaranteed Applicant under the Credit Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Guaranteed Applicant or otherwise, Guarantor’s obligations under this Agreement with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

(d)Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any corporation or person against any other obligor or any other corporation or person. Guarantor warrants and agrees that each waiver set forth in this Section 28(d) is made with full knowledge of its significance and consequences, and such waivers shall be effective to the maximum extent permitted by law.
(e)Until all Obligations shall have been paid in full, Guarantor shall not have any right of subrogation, contribution or indemnity relating to or arising from the Obligations. Guarantor hereby waives all rights and defenses it may have arising out of (i) any election of remedies by Bank, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for the Obligations, destroys its rights of subrogation or its rights to proceed against any Guaranteed Applicant for reimbursement, or (ii) any loss of rights it may suffer by reason of any rights, powers or remedies of any Guaranteed Applicant in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging any Guaranteed Applicant’s indebtedness for the Obligations. Until all Obligations shall have been paid in full, Guarantor hereby waives any right to enforce any remedy which Bank now has or may hereafter have against any Guaranteed Applicant or any other Person, and waives any benefit of, or any right to participate in, any security now or hereafter held by Bank.
(f)If acceleration of the time for payment of any amount payable by any Guaranteed Applicant under any of the Credit Documents is stayed upon the occurrence of a proceeding under any Bankruptcy Law with respect to such Guaranteed Applicant, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by Guarantor forthwith on demand by Bank.
(g)Any indebtedness of any Guaranteed Applicant now or hereafter held by Guarantor is hereby subordinated in right of payment to the Obligations of such Guaranteed Applicant, and any such indebtedness collected or received by Guarantor after receipt of notice of an Event of Default (which has occurred and is continuing) by Bank shall be held in trust for Bank and shall forthwith be paid over to Bank to be credited and applied against such Obligations but without affecting, impairing or limiting in any manner the liability of Guarantor under any other provision hereof.
29.Additional Applicants. At the option of the Guarantor and subject to the reasonable approval of Nordea, any Subsidiary of the Guarantor may join this Agreement as an Applicant, such Subsidiary shall execute and deliver to Nordea a joinder to this Agreement in form and substance reasonably satisfactory to Nordea and the Guarantor, and provide Nordea with such documentation applicable to such Subsidiary as each Applicant was required to deliver under Section 5, and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as an Applicant party hereto on the Closing Date.
30.Multiple Role Disclosure. Bank and its respective affiliates are engaged in a broad range of financial services and may be acting in multiple roles that may involve interests that differ from those of the Credit Parties and their respective affiliates. Such transactions and roles may involve any Credit Party, any of its affiliates as well as entities or persons and their affiliates which may be involved in transactions arising from or relating to any Credit issued under this Agreement and may be customers or competitors of any Credit Party or any of its affiliates. Each Credit Party acknowledges and accepts that Bank and its affiliates may perform more than one role in relation to any Credit or transactions related to any Credit.
31.Judgment Currency. The obligations of any Credit Party in respect of any sum due to Bank hereunder or under any other Credit Document shall, notwithstanding any judgment in a currency (the “judgment currency”) other than the currency in which such sum originally due to Bank is denominated (the “original currency”), be discharged only to the extent that on the Business Day following receipt by Bank of any sum adjudged to be so due in the judgment currency Bank may, in accordance with normal, reasonable banking procedures in the relevant jurisdiction, purchase the original currency with the judgment currency. If the amount of the original currency so purchased is less than the sum originally due to Bank in the original currency, such Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Bank against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to Bank, Bank agrees to remit to such Credit Party the amount of such excess. This covenant shall survive the termination of this Agreement and payment of all Obligations.
32.Recognition of Bail-In. Notwithstanding any other terms of this Agreement, any other Credit Document or any other agreement, arrangement or understanding between the parties, each counterparty (including the Credit Parties) to a BRRD Party acknowledges and accepts that any liability of a BRRD Party to it under or in connection with this Agreement or any other Credit Document may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of (i) any Bail-In Action in relation to any such liability, including (without limitation) (A) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability, (B) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it and (C) a cancellation of any such liability and (ii) a variation of any terms of this Agreement or any other Credit Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
For the purposes of this Section 32: (i) “Bail-In Action” means the exercise of any Write-down and Conversion Powers. (ii) “Bail-In Legislation” means, in relation to Ireland, the European Union (Bank Recovery and Resolution) Regulations 2015 (S.I. No.

289/2015). (iii) “BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms. (iv) “BRRD Party” means an institution or entity referred to in point (b), (c) or (d) of Article 1(1) BRRD, including Citibank Europe plc. (v) “EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway. (vi) “Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers. (vii) “Write-down and Conversion Powers” means, in relation to Ireland, any write-down, conversion, transfer, modification or suspension power existing from time to time under, and exercised in compliance with, any law or regulation in effect in Ireland, relating to the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, including but not limited to the Bail-In Legislation and Regulation (EU) No 806/2014 and the instruments, rules and standards created thereunder, pursuant to which (A) any obligation of a bank or investment firm or affiliate of a bank or investment firm can be reduced, cancelled, modified or converted into shares, other securities or other obligations of such entity or any other person (or suspended for a temporary period) and (B) any right in a contract governing an obligation of a bank or investment firm or affiliate of a bank or investment firm may be deemed to have been exercised.
[remainder of page intentionally left blank]

APPLICANTS:
                        RENAISSANCE REINSURANCE LTD.

By: /s/ Matthew W. Neuber
Name: Matthew W. Neuber
Title: Senior Vice President & Corporate Treasurer

RENAISSANCERE EUROPE AG

By: /s/ Matthew W. Neuber
Name: Matthew W. Neuber
Title: Authorised Signatory

GUARANTOR:                     RENAISSANCERE HOLDINGS LTD.

By: /s/ Matthew W. Neuber
Name: Matthew W. Neuber
Title: Senior Vice President & Corporate Treasurer
[Signature Page to Standby Letter of Credit Agreement]

BANK:                     NORDEA BANK ABP, NEW YORK BRANCH

By: /s/ Mya Bendimerad
Name: Mya Bendimerad
Title: Vice President

By: /s/ Ursula Mackey
Name: Ursula Mackey
Title: First Vice President

[Signature Page to Standby Letter of Credit Agreement]

EXHIBIT A
FORM OF PLEDGE AGREEMENT ATTACHED
A-1